Exhibit 99.2

Contacts:

Investors	Media

Kelly Blough Director Investor Relations (408) 962-6329 kblough@sonicwall.com	Jock Breitwieser Director Public Relations (408) 962-6165 jbreitwieser@sonicwall.com

Laurie Connell / Amy Bilbija MacKenzie Partners, Inc. (212) 929-5500	Matthew Sherman / Tim Lynch / Jaime Wert Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

FOR IMMEDIATE RELEASE

SONICWALL COMPLETES MERGER WITH THOMA BRAVO AND

ONTARIO TEACHERS’ PENSION PLAN

SAN JOSE, Calif., July 23, 2010 – SonicWALL, Inc. (Nasdaq: SNWL), a leading provider of IT security and data backup and recovery solutions, today announced that it has completed its merger with affiliates of an investor group led by Thoma Bravo, LLC, which includes the Ontario Teachers’ Pension Plan through its private investor department, Teachers’ Private Capital. This follows approval of the transaction by SonicWALL shareholders during a Special Meeting of Shareholders held today.

“With strong and supportive partners in Thoma Bravo and Teachers’ Private Capital, we can create exciting new opportunities for SonicWALL and continue building the Company into an IT security leader,” said Matthew Medeiros, SonicWALL’s president and CEO. “We look forward to continuing to provide our customers with the innovation and high quality service and products they have come to expect from SonicWALL. On behalf of SonicWALL’s Board of Directors and management team, I want to thank our employees and customers for their ongoing support.”

“SonicWALL is a business with tremendous momentum and we look forward to partnering with the Company to extend their success within the IT security industry,” said Seth Boro, a Principal at Thoma Bravo.

“We are eager to embark on this new era for SonicWALL, and look forward to supporting the many strategic opportunities available to the company,” added Neil Petroff, Teachers’ Executive Vice-President and Chief Investment Officer.

SonicWALL shareholders will receive $11.50 in cash for each share of SonicWALL common stock they hold. Letters of transmittal allowing SonicWALL shareholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly. SonicWALL shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

As previously announced, SonicWALL stock will cease to trade on the NASDAQ after market close today and will be delisted.

Centerview Partners LLC served as exclusive financial advisor to SonicWALL and provided a fairness opinion to the Company’s Board of Directors. Kirkland & Ellis LLP provided legal counsel to Thoma Bravo. Fenwick & West LLP provided legal counsel to SonicWALL. Credit Suisse arranged the debt financing in support of the transaction.

About SonicWALL, Inc.

Guided by its vision of Dynamic Security for the Global Network, SonicWALL develops advanced intelligent network security and data protection solutions that adapt as organizations evolve and as threats evolve. Trusted by small and large enterprises worldwide, SonicWALL solutions are designed to detect and control applications and protect networks from intrusions and malware attacks through award-winning hardware, software and virtual appliance-based solutions. For more information, visit http://www.sonicwall.com/.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 29 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo applies its investment strategy across multiple industries with particular focus on the software and services sectors. In the software industry, Thoma Bravo has completed more than 50 acquisitions across 15 platform companies with total annual earnings in excess of $700 million. For more information on Thoma Bravo, visit www.thomabravo.com.

About Teachers’ Private Capital

Teachers’ Private Capital, the private investment department of the Ontario Teachers’ Pension Plan, is one of the world’s largest private equity investors, having participated as a long-term investor in numerous transactions in Canada, the United States and Europe. Current investments of Teachers’ Private Capital include: Acorn Care & Education, Alliance Laundry Systems, Aquilex Corporation, General Nutrition Centers, Inc., Easton-Bell Sports, Exal Group, GCAN Insurance, Maple Leaf Sports & Entertainment, Munchkin, National Bedding Company (Serta) and Simmons Bedding Company, among others. Teachers’ Private Capital provides long-term, flexible capital and support to high-quality management teams seeking to grow and add value to their businesses over time.

With net assets of C$96.4 billion at December 31, 2009, the Ontario Teachers’ Pension Plan is an independent organization responsible for investing the pension fund and administering the pensions of Ontario’s 289,000 active and retired teachers. For more information visit www.otpp.com or www.teachersprivatecapital.com.

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